Exhibit 10.1

OEM AGREEMENT

EMP SOLUTION SDN BHD (708131-V)

AND

JINGGA ANGGUN SDN BHD (1228703-A)

OEM AGREEMENT

This OEM Agreement (“Agreement”) is made this 14th day of May 2021.

BETWEEN

Jingga Anggun Sdn Bhd (Company No. 1228703-A), a company incorporated in Malaysia under Companies Act 2016, and having its business address at Block 7, Hap Seng Business Park, No.13, Persiaran Perusahaan, Seksyen 23, 40300 Shah Alam, Selangor (“JASB”) with email address bernard@jinggaanggun.com of the first part.

AND

EMP Solution Sdn Bhd (Company No. 708131-V), a company incorporated in Malaysia under Companies Act 2016, and having its business address at No.21, Jalan 15/23, Tiong Nam Industry Park, 40200 Shah Alam, Selangor (“EMP”) with email address eddie@empro.my of the other part.

WHEREAS

A.	JASB is a company engaged in the manufacturing and supply of medical-related equipment, particularly medical test kits and medical-grade face masks.

B.	EMP is in the business of producing or otherwise procuring, distributing, and/or selling medical pharmaceuticals, chemical drugs, health care, and all other consumer products. EMP also owns the trademark/brand name of EMPRO.

C.	EMP desires to engage JASB to produce medical test kits and medical-grade face masks under the brand name EMPRO.

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	OEM AGREEMENT

1.1	Appointment as OEM Supplier

EMP hereby appoints JASB as its Original Equipment Manufacturer (OEM) for the production of medical test kits and medical-grade face masks under the brand name EMPRO. JASB shall produce these products according to the specifications provided by EMP.

2.	PRODUCT SPECIFICATIONS

2.1	Specifications

The specifications for the medical test kits and medical-grade face masks to be produced by JASB shall be provided by EMP in writing. Any modifications to the specifications shall be mutually agreed upon in writing by both parties.

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2.2	Brand Name

All products produced by JASB under this Agreement shall be sold under the brand name EMPRO.

3.	ORDERS, PAYMENT, AND DELIVERY

3.1	Orders

JASB shall fulfill orders for the products as placed by EMP in writing. Such orders shall specify the quantity, delivery schedule, and any other relevant information.

3.2	Prices and Payment

The prices for the products shall be as agreed upon in writing by both parties. Payment shall be made to the bank account specified by JASB in writing.

3.3	Delivery

Delivery of the products shall be made according to the agreed schedule and shipping terms. Any delays in delivery shall be promptly communicated by JASB to EMP.

4.	INTELLECTUAL PROPERTY & TRADEMARK

4.1	Ownership

All intellectual property rights associated with the brand name EMPRO and any trademarks, copyrights, or other intellectual property used in connection with the products shall remain the sole property of EMP.

4.2	Use of Intellectual Property

JASB acknowledges that it has no right, title, or interest in the intellectual property owned by EMP. JASB shall use the intellectual property solely for the purpose of producing the products produced under this Agreement to EMP.

4.3	Grant of Right to Use

EMP hereby grants to JASB a non-exclusive, non-transferable right to use EMP’s Marks solely on the Products ordered by EMP (for production or manufacturing purposes) hereunder and associated packaging. JASB agrees to the following:

(a)	to comply with EMP’s guidelines and instructions regarding use of EMP’s Marks as communicated to JASB from time to time;

(b)	in the event EMP notifies JASB that such use is not in conformance with EMP’s guidelines and instructions, to promptly bring such use into conformance;

(c)	to ensure that all use of EMP’s Marks will not reflect adversely upon the good name or good will of EMP and that all Products in connection with which EMP’s Marks are used are of high standard and workmanship and of such nature, style, appearance and quality as shall be adequate and suited to the protection of EMP’s Marks and the goodwill associated therewith;

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(d)	not to use EMP’s Marks (or any part thereof) as part of, or in combination with, any other names or trademarks without EMP’s prior written approval;

(e)	not to register (or aid any third party in registering) EMP’s Marks (or confusingly similar mark) or take any action inconsistent with EMP’s ownership of EMP’s Marks in any jurisdiction; and

(f)	that all usage of EMP’s Marks will be on behalf of, and inure to the benefit of, EMP.

5.	REPRESENTATION, WARRANTIES, AND COVENANTS

5.1	Authorization

Each party represents and warrants that it has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.2	Absence of Litigation

JASB represents that it is not aware of any pending or threatened litigation which alleges that the products to be produced under this Agreement infringe upon any intellectual property rights of a third party.

6.	RAW MATERIAL SUPPLY COMMITMENT

6.1	Supply Commitment

JASB shall maintain a sufficient stockpile of raw materials to ensure continuous production capacity to fulfill orders from EMP for up to six (6) months at any time. JASB agrees to maintain raw material supplies based on the latest six-monthly sales forecast report provided by EMP.

6.2	Sales Forecast

EMP shall provide JASB with a sales forecast report every six months detailing the expected demand for the products. JASB shall ensure that its raw material supplies are adequate to meet at least 75% of the sales forecast provided by EMP.

7.	ORDER DELIVERY COMPENSATION

7.1	Delivery Performance

JASB shall make commercially reasonable efforts to deliver orders placed by EMP within the agreed-upon schedule. In the event that JASB fails to deliver any orders placed by EMP, provided such orders are within the six-month sales forecast provided by EMP, JASB shall compensate EMP for the value of the unsatisfied orders.

7.2	Compensation Calculation

The compensation shall be calculated based on the difference between the value of the unsatisfied orders and the actual value of the orders delivered by JASB. The compensation amount shall be determined in good faith by both parties, taking into account the prevailing market prices and other relevant factors.

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8.	JASB’S COVENANTS

8.1	Product Quality

JASB shall provide the products in accordance with the specifications and quality standards as agreed upon in Schedule A attached to this Agreement. JASB shall ensure that all products meet applicable legal and regulatory requirements.

8.2	Timely Delivery

JASB shall make commercially reasonable efforts to deliver the products in a timely manner as per the agreed schedule. Any anticipated delays in delivery shall be promptly communicated to EMP, along with the reasons for such delays.

8.3	Warranties

JASB represents and warrants that all products delivered under this Agreement shall be free from defects in materials and workmanship. JASB shall promptly replace or refund any products that do not conform to these warranties.

8.4	Supply Commitment

JASB shall, based on periodic forecast provided by EMP, ensure sufficient availability of raw materials for the manufacture of Products and maintain readiness to fulfil six (6) months forecasted orders placed by EMP. JASB shall allow EMP to conduct periodic site audits, visits, or inspections at JASB’s facility to verify the adequacy of the raw material supply stockpile maintained by JASB with a minimum of three (3) working days’ notice in advance.

9.	EMP’S COVENANTS

9.1	Payment

EMP shall make payment for the products in accordance with the agreed payment terms.

9.2	Forecasts and Orders

EMP shall provide the Supplier with accurate and timely forecasts of its product requirements. Purchase orders shall be placed in writing and include the quantities, delivery schedule, and any other relevant information.

9.3	Inspection and Acceptance

EMP shall inspect the delivered products within a reasonable time after receipt. If any products are found to be non-conforming or defective, the EMP shall promptly notify EMP and follow the agreed-upon process for returns or replacements.

10.	AUDITS

10.1	Audit Rights

EMP shall have the right to conduct audits at JASB’s facility from time to time to ensure that JASB maintains a sufficient stockpile of raw materials as required under Section 6 (Raw Material Supply Commitment) of this Agreement. Such audits shall be conducted during regular business hours upon reasonable prior notice to JASB.

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10.2	Audit Scope

The audits may include, but are not limited to, inspecting JASB’s inventory records, raw material procurement processes, and physical inspection of raw material stockpiles.

10.3	Cooperation

JASB shall cooperate fully with EMP during the conduct of audits and shall provide all necessary assistance and access to facilities and records as reasonably requested by EMP.

10.4	Audit Findings

In the event that an audit reveals any deficiencies in JASB’s compliance with the raw material supply commitment under Section 6 of this Agreement, JASB shall take immediate corrective action to rectify such deficiencies.

11.	INDEMNITIES

11.1	By JASB

JASB shall indemnify, defend and hold EMP harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements and court costs) as a result of or arising out of any claim (a) that the Products supplied hereunder infringe any patent or valid copyright of a third party; or (b) the Products supplied hereunder have caused bodily injury or property damage provided that (i) EMP shall have promptly provided JASB written notice of such claim and reasonable cooperation, information and assistance in connection therewith and (ii) EMP shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Product delivered hereunder become or, in “JASB’s” opinion be likely to become, the subject of such a claim under subsection (a), above, JASB may, at its option, either procure for EMP the right to continue purchasing and using such Products or replace or modify such Products so that they become non-infringing. In the event neither of these options is practicable, EMP may accept the return of the infringing or potentially infringing Products, in exchange for a refund of the purchase price therefor, amortized over a period of three (3) years. In any such event, JASB may withhold further shipments of infringing or potentially infringing Products.

JASB shall have no liability or obligation to EMP hereunder with respect to any infringement or claim thereof based upon (i) compliance with designs, plans or specifications of EMP, (ii) use of the Products by EMP in combination with devices or products not purchased hereunder where the Products would not themselves be infringing, (Hi) use of Products by EMP in an application or environment for which such Products were not designed or contemplated as specified in Schedule A, (iv) modifications of the Products by anyone other than JASB where such modifications directly are the cause of the infringement. The foregoing states the entire liability of JASB with respect to infringement of intellectual property rights by the Products.

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11.2	By EMP

EMP shall indemnify, defend and hold JASB harmless from and against any damages, claims, suits, actions, causes of action, demands, liabilities, losses, costs and expenses (including without limitation reasonable attorney’s fees and disbursements and court costs) as a result of or arising from any representations or warranties made by EMP to customers or end users which (a) exceed the scope of the representations or warranties made by JASB to EMP under this Agreement; or (b) contradict the documentation and/or information made available to EMP by JASB regarding specifications, performance and intended use of the Products, provided that (i) JASB shall have promptly provided EMP written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) EMP shall have sole control and authority with respect to the defense, settlement or compromise thereof.

11.3	Compliance with Laws

EMP shall comply with all laws, rules, regulations, governmental requirements and industry standards applicable to the purchase, sale, leasing, licensing, marketing, demonstration, installation, servicing, repair or use of the Products supplied to EMP hereunder, including, without limitation those relating to the maintenance and availability of records. Without in any way limiting the foregoing, EMP shall not export any Product documentation or technical data relating thereto to any jurisdiction without first obtaining all necessary export permits and clearances, and in no event shall EMP export any Product in violation of any applicable law or regulation, whether foreign or domestic.

12.	TERM AND TERMINATION

12.1	Term

This Agreement shall commence on the Effective Date and shall continue in full force and effect until terminated as provided herein.

12.2	Termination for Convenience

Either party may terminate this Agreement at any time upon 6 months’ written notice to the other party.

12.3	Termination for Breach

Either party may terminate this Agreement immediately upon written notice to the other party in the event of a material breach of any provision of this Agreement by the other party, provided that such breach remains uncured for a period of [insert cure period] days following written notice thereof.

13.	MISCELLANEOUS

13.1	Force Majeure

JASB shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted orders where such failure or delay shall have been due wholly or in part to the elements, acts of God, acts of EMP, acts or civil or military authority, fires, floods, epidemics, quarantine restrictions, war, armed hostilities, riots, strikes, lockouts, breakdown, differences with workers, accidents to machinery, delays in transportation, delays in delivery by JASB or any other cause beyond the reasonable control of JASB. Upon such occurrence, JASB shall immediately notify EMP as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that EMP uses commercially reasonable efforts to mitigate any damages incurred by EMP. Products on which delivery is delayed due to any cause within “EMP’s” control may be placed in storage by JASB for “EMP’s” account and at “EMP’s” risk. EMP shall be liable for all costs and expenses incurred by JASB in storing Products for EMP.

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13.2	Assignment and Corporate Reorganization

Neither this Agreement nor any rights granted hereby may be assigned by either party voluntarily or by operation of law without the other party’s prior written consent (which will not be unreasonably withheld) and any such attempted assignment shall be null and void. For purposes of this Agreement, assignment shall be deemed to include the transfer of all or substantially all of the assets of, or a majority interest in the voting stock of, either party, or the merger of either party with one or more entities. This Agreement shall inure to the benefit of and be binding upon any successor or assign of either party.

13.3	Equitable Relief

Nothing in this Agreement will prevent a party from bringing an action for equitable or injunctive relief in any court of competent jurisdiction to compel the other party to comply with its obligations under the Agreement.

13.4	Applicable Law and Jurisdiction

This Agreement shall be governed by and construed according to the laws of Malaysia. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in accordance to the AIAC Arbitration Rules.

13.5	Relationship of the Parties

Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venture or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

13.6	Entire Agreement

This Agreement constitutes the entire agreement between JASB and EMP and shall not be amended, altered or changed except by a written agreement signed by the parties hereto. Any terms and conditions in any purchase order or other instrument issued by EMP or JASB or any of EMP’s customers in connection with this Agreement which are in addition to or inconsistent with the terms and conditions of this Agreement shall not be binding on either party and shall not be deemed to amend or modify this Agreement. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein.

13.7	Waivers

No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right or rights hereunder; and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right, or of any right or remedy under this Agreement, on any future occasion. A waiver must be in writing, executed by the party against which enforcement is sought, in order to be enforceable.

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13.8	Notices

Whenever, by the terms of this Agreement, notice, demand or other communication shall or may be given to either party, the same shall be in writing and shall be addressed to the other party at its address first set forth above, or to such other address or addresses as shall from time to time be designated by written notice by either party to the other in accordance with this Section. All notices shall be sent by registered or certified mail, return receipt requested, by delivery or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the tenth business day following the mailing thereof, or (ii) if sent by courier or if delivered, the date of its receipt (or, if such day is not a business day, the next succeeding business day).

13.9	Section Heading

Section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

13.10	Schedule

The Schedules hereto shall be taken, read and construed as an essential part of this Agreement.

13.11	Rights and Remedies

All rights and remedies of either party hereunder shall be cumulative and may be exercised singularly or concurrently. The failure of either party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

13.12	Severability

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If any court or body of competent jurisdiction finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited. However, the invalidity or limitation of any such provision shall not affect the validity of the remaining provisions.

13.13	Modifications, Amendments

Modifications and amendments to this Agreement must be in writing, executed by the party against which enforcement thereof is sought.

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IN WITNESS WHEREOF the parties hereto have hereunto set their seals hereunder.

JASB

Signed by	)
JINGGA ANGGUN SDN BHD	)
(Company No. 1228703-A))		/s/ Tan Shin Yi
in the presence of:-)

EMP

Signed by	)
EMP SOLUTION SDN BHD	)
(Company No. 708131-V))		/s/ Yeoh Chee Wei
in the presence of:-)

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Schedule A

Specification, Pricing, Details, etc

1	JASB’s Brand/Trade Mark

●	“empro”

●	“EMPRO”; and/or

●	Any other trade name(s) as determine by the Customer

2	Product	Refer to Appendix 1.

4	Price (subject to change with minimum 2 months’ notice)	Refer to Appendix 1.

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